CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           EXCALIBUR INDUSTRIES, INC.


         Excalibur Industries, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify the following:

         I. The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and has been approved at a special meeting of the stockholders of the Corporation, in accordance with
Section 211 et. seq. of the General Corporation Law of the State of Delaware.

         II. Article I of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

                                   "ARTICLE I
                               Name of Corporation

         The name of this corporation is Shumate Industries, Inc."

         III. Article IV of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

                                   "ARTICLE IV
                            Authorized Capital Stock

         This corporation is authorized to issue two classes of shares designated respectively "Common Stock" and "Preferred Stock" and referred to herein as Common Stock or Common Shares and Preferred Stock or Preferred Shares, respectively. The total number of shares of Common Stock this corporation is authorized to issue is 50,000,000 and each such share shall have a par value of $.001, and the total number of shares of Preferred Stock this corporation is authorized to issue is 10,000,000 and each such share shall have a par value of $.001. The Preferred Shares may be issued from time to time in one or more series. The board of directors is authorized to fix the number of shares of any series of Preferred Shares and to determine the designation of any such series. The board of directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Shares and, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

         Each seven (7) shares of Common Stock, outstanding on the effective date of this Amendment shall be automatically converted into one (1) share of Common Stock and, in lieu of fractional shares, each share so converted shall be rounded up to the next highest number of full shares of Common Stock."

                                       1
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         IN WITNESS WHEREOF, the undersigned hereby duly executes this
Certificate of Amendment hereby declaring and certifying under penalty of perjury that this is the act and deed of the Corporation and the facts herein stated are true, this 30th day of June, 2005.

                                         EXCALIBUR INDUSTRIES, INC.


                                         By:  /s/ Larry C. Shumate
                                            ------------------------------------
                                            Larry C. Shumate, President and
                                            Chief Executive Officer